Exhibit 99.1

Apple Hospitality REIT Acquires the AC Hotel by Marriott Washington DC Convention Center

RICHMOND, Va. (March 27, 2024) – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”) today announced the acquisition of the 234-room AC Hotel by Marriott Washington DC Convention Center (the “Hotel”) for approximately $116.8 million, or $499,000 per key.

“We are pleased to expand our portfolio with the acquisition of the AC Hotel Washington DC Convention Center and are thrilled to establish a presence in downtown Washington, D.C., a market we have tracked and wanted to have a presence in for some time,” said Nelson Knight, President, Real Estate and Investments of Apple Hospitality. “With a wide variety of demand generators, including government, corporate, conventions, sporting events and concerts as well as both domestic and inbound international leisure, we are confident Washington, D.C. is well positioned for continued growth. As we look for and continue to underwrite acquisition opportunities, we are dedicated to pursuing transactions that meaningfully enhance our portfolio and maximize long-term value for our shareholders.”

The AC Hotel Washington DC Convention Center opened in October 2020 and is located at 601 K Street NW, Washington, D.C. Ideally situated in the heart of downtown, the Hotel offers premium amenities, including comfortable, modern guest rooms; a 1,500 square-foot, state-of-the-art fitness center; a rooftop bar and restaurant with stunning views of the city; and ground floor retail space. In addition to being LEED Certified, the Hotel was constructed with a green roof system. The Hotel is one block from the Walter E. Washington Convention Center and convenient to numerous attractions, including Capital One Arena, the U.S. Capitol Complex, performing arts venues, historical monuments and memorials, and the world-renowned Smithsonian museums and galleries, making it appealing to a wide variety of business, leisure and group travelers. According to data provided by STR for the trailing twelve months ended December 31, 2023, as compared to the same period of 2022, revenue per available room (“RevPAR”) for the Washington DC CBD submarket improved by approximately 21%.

As previously announced, the Company continues to have two additional hotels under contract for purchase:

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An Embassy Suites by Hilton currently under development in downtown Madison, Wisconsin, for an anticipated total purchase price of approximately $79.3 million with an expected 262 rooms, which the Company anticipates acquiring in mid-2024 following completion of construction.
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A Motto by Hilton to be developed in downtown Nashville, Tennessee, for an anticipated total purchase price of approximately $98.2 million with an expected 260 rooms, which the Company anticipates acquiring in late 2025 following completion of construction.

There are many conditions to closing on each of these hotels that have not yet been satisfied, and there can be no assurance that closings on these hotels will occur under the outstanding purchase contracts.

Following the acquisition of the AC Hotel Washington DC Convention Center, the Apple Hospitality hotel portfolio includes 224 hotels with 29,886 guest rooms geographically diversified throughout 37 states and the District of Columbia.

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (“REIT”) that owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. Apple Hospitality’s portfolio consists of 224 hotels with approximately 29,900 guest rooms located in 87 markets in 37 states and the District of Columbia as well as one property leased to third parties. Concentrated with industry-leading brands, the Company’s hotel portfolio consists of 101 Marriott-branded hotels, 118 Hilton-branded hotels and five Hyatt-branded hotels. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “outlook,” “strategy,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, but are not limited to, the ability of the Company to effectively acquire and dispose of properties and redeploy proceeds; the anticipated timing and frequency of shareholder distributions; the ability of the Company to fund capital obligations; the ability of the Company to successfully integrate pending transactions and implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions (including the potential effects of inflation or a recessionary environment); reduced business and leisure travel due to geopolitical uncertainty, including terrorism and acts of war; travel-related health concerns, including widespread outbreaks of infectious or contagious diseases in the U.S.; inclement weather conditions, including natural disasters such as hurricanes, earthquakes and wildfires; government shutdowns, airline strikes or equipment failures or other disruptions; adverse changes in the real estate and real estate capital markets; financing risks; changes in interest rates; litigation risks; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a REIT. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. Readers should carefully review the risk factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to those discussed in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Any forward-looking statement that the Company makes speaks only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.

Kelly Clarke, Vice President, Investor Relations

804‐727‐6321

kclarke@applereit.com

For additional information or to receive press releases by email, visit www.applehospitalityreit.com.